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                                                                    Exhibit 99.1


                                        Kathleen S. Dvorak
                                        Sr. Vice President, Investor Relations
                                          and Financial Administration
                                                       or
                                        Randall W. Larrimore
                                        President and Chief Executive Officer
                                        United Stationers Inc.
                                        (847) 699-5000


                              FOR IMMEDIATE RELEASE


         UNITED STATIONERS INC. ELECTS ZOGHLIN TO ITS BOARD OF DIRECTORS

     DES PLAINES, Ill., Nov. 21, 2000--United Stationers Inc. (Nasdaq: USTR), announced today that Alex D. Zoghlin has joined its board of directors.

     Zoghlin, 30, is chief technology officer of Orbitz, a consumer-oriented travel industry portal backed by many of the world's leading airlines, including American, United, Delta, Northwest and Continental. Before joining Orbitz, Zoghlin founded then later sold Sportsgear.com, a business-to-business sporting goods enterprise. Prior to this, Zoghlin was the founder and chief executive officer for Neoglyphics Media Corporation, a leading Web developer serving "Fortune 500" companies, selected government and non-profit organizations. Under Zoghlin's leadership, Neoglyphics was responsible for putting some very high-profile companies--General Motors, Ford, Citibank and Sears--on the Web.

     "We are very pleased to have Alex on our board," stated Randall Larrimore, president and chief executive officer of United Stationers. "His credentials and reputation as an innovator, a successful leader, and an astute technology strategist are extremely impressive. We look forward to the contributions he will make in guiding United Stationers' e-commerce initiatives."

     In 1997, Zoghlin was honored as one of four winners of the KPMG Illinois High Tech Award for contributing to the advancement of high technology business in Illinois. In 1998, he won Sears, Roebuck and Co.'s "Partner In Progress" award. Zoghlin also has been profiled in CRAIN'S CHICAGO BUSINESS as one of "The 100 Most Influential Technology Players". He attended the University of Illinois at Urbana/Champaign, where he worked toward a double degree in Asian studies and statistical economics, and was nominated for a Rhodes scholarship. He co-wrote the first Internet Web server and has an honorary Ph.D. from the University of Gothenburg in Sweden for his work on transactional theory and the Internet. Zoghlin served four years of active duty in the United States Navy as a cryptography specialist. He currently serves on UNICEF's board.

ABOUT UNITED STATIONERS

     United Stationers Inc., with trailing 12-month sales of $3.8 billion, is North America's largest distributor of business products to resellers. Its integrated computer-based distribution system makes more than 35,000 items available to 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 39 United Stationers Supply Co. regional distribution centers, 21 Lagasse distribution centers that serve the janitorial and sanitation industry, six Azerty distribution centers that serve computer supply resellers, three distribution centers that serve the Canadian marketplace, and a dedicated distribution center that will service clients of THE ORDER PEOPLE. Its focus on fulfillment excellence has given the company a 98+ percent order fill rate, a 99.5 percent order accuracy rate, and a 99 percent on-time delivery rate. For more information, visit WWW.UNITEDSTATIONERS.COM.

     The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.


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